FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Second Quarter 2021 Results

ATLANTA – August 6, 2021 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the second quarter ended July 4, 2021.

Quarterly Highlights:

•Q2 2021 orders increased 38% compared to Q2 2020.
•Net sales totaled $295 million, up 14% compared to Q2 2020.
•Q2 2021 GAAP earnings per share of $0.26; Q2 2021 adjusted earnings per share of $0.30.
•Strong liquidity of $401 million at quarter end comprised of approximately $102 million in cash and $298 million of availability under the revolving credit facility.
•Year to date cash generated by operating activities of $35 million.

“We delivered strong second quarter results with sales growth of 14%, driven by recovering economic activity throughout North America and parts of Europe. Orders came roaring back in the second quarter, increasing 38% year over year and 21% sequentially, with momentum accelerating across all market segments as the quarter progressed," said Dan Hendrix, Chairman and CEO of Interface.

“Demand for our carbon negative backings continues to build in the marketplace, and we increasingly see these products written into customer specifications. We are encouraged by the positive momentum in this early stage of the rollout which bodes well for the second half of 2021."

“Industry-wide supply chain volatility negatively impacted our bottom line in the second quarter, but was partially offset by our extensive use of recycled raw material inputs. Continued cost control measures, along with the steady acceleration of new orders, gives us confidence to project a strong second half of 2021,” added Bruce Hausmann, CFO of Interface.

Second Quarter 2021 Financial Summary

Sales: Second quarter net sales were $295 million, up 14% versus $260 million in the prior year period. The strong order and sales activity was a result of pent-up demand and a strong commercial recovery.

Gross profit margin was 37.0% in the second quarter, a decrease of 50 basis points from the prior year period. Adjusted gross profit margin was 37.5%, also a decrease of 50 basis points from adjusted gross margin for the prior year period.

Second quarter SG&A expenses were $79.8 million, or 27.1% of net sales, compared to $80.1 million, or 30.9% of net sales in second quarter last year. Adjusted SG&A expenses were $79.4 million, or 26.9% of net sales in second quarter 2021, compared to $71.1 million, or 27.4% of net sales, in the second quarter last year.

Operating Income: Second quarter operating income was $29.2 million, compared to operating income of $17.4 million in the prior year period. Second quarter 2021 adjusted operating income ("AOI") was $31.1 million versus AOI of $27.5 million in second quarter of 2020.

Net Income and EPS: On a GAAP basis, the Company recorded net income of $16 million in the second quarter of 2021, or $0.26 per diluted share, compared to second quarter 2020 GAAP net income of $5 million, or $0.08 per diluted share. Second quarter 2021 adjusted net income was $18 million, or $0.30 per diluted share, versus second quarter 2020 adjusted net income of $16 million, or $0.27 per diluted share.

Adjusted EBITDA: In the second quarter of 2021, adjusted EBITDA was $43 million. This compares with adjusted EBITDA of $38 million in the second quarter of 2020.

First Six Months 2021 Financial Summary
Sales: Net sales for the first six months of 2021 were $548 million, flat versus $548 million in the prior year period.

Gross profit margin was 37.4% for the first six months of 2021, a decrease of 120 basis points from the prior year period. Adjusted gross profit margin was 37.9%, a decrease of 120 basis points from adjusted gross margin for the prior year period due to higher labor and raw material costs.

SG&A expenses for the first six months of 2021 were $159.1 million, or 29.0% of net sales, compared to $167.7 million, or 30.6% of net sales in the same period last year. Adjusted SG&A expenses were $157 million, or 28.6% of sales, for the first half of 2021 compared to $157 million, or 28.7% of net sales, in the same period last year.

Operating Income: Operating income for the first six months of 2021 was $46.1 million, compared to operating loss of $76.1 million in the prior year period. AOI was $51.0 million for the first six months of 2021 versus AOI of $56.8 million in the same period last year.

Net Income and EPS: On a GAAP basis, the Company recorded net income of $22 million in the first half of 2021, or $0.38 per diluted share, compared to first half 2020 GAAP net loss of $97 million, or a loss of $1.67 per diluted share. Six-month 2021 adjusted net income was $28 million, or $0.47 per diluted share, versus first half 2020 adjusted net income of $35 million, or $0.59 per diluted share.

Adjusted EBITDA: In the first six months of 2021, adjusted EBITDA was $75 million. This compares with adjusted EBITDA of $72 million in 2020 in the prior year period.

Cash and Debt: The Company had cash on hand of $102 million and total debt of $557 million at July 4, 2021, compared to $103 million of cash and $577 million of total debt at the end of fiscal year 2020.

Second Quarter Segment Results
At the beginning of 2021, the Company expanded its financial reporting into two operating and reportable segments: 1) Americas ("AMS") and 2) Europe, Africa, Asia and Australia (collectively "EAAA"). The realignment solely impacts the Company's segment reporting and there is no change to previously reported consolidated results. Segment AOI includes allocations of corporate SG&A expenses.
AMS Results:
•Q2 2021 net sales of $157 million, up 3.6% versus $151 million in the prior year period primarily due to the recovering commercial market.
•Q2 2021 orders were up 35% compared to the prior year period.
•Q2 2021 operating income was $21.1 million compared to $17.2 million in the prior year period.
•Q2 2021 AOI was $21.1 million versus AOI of $23.9 million in the prior year period.
EAAA Results:
•Q2 2021 net sales of $138 million, up 27.6% versus $108 million in the prior year period primarily due to the recovering commercial market.
•Currency fluctuations had an approximately $12 million positive impact on Q2 2021 sales as compared to Q2 2020 sales due to strengthening of the Euro, British pound sterling, Chinese Renminbi and Australian dollar against the U.S. dollar.
•Q2 2021 orders were up 43% compared to the prior year period.
•Q2 2021 operating income of $8.1 million compared to $0.2 million in the prior year period.
•Q2 2021 AOI was $10.0 million versus AOI of $3.5 million in the prior year period.

First Six Months Segment Results
AMS Results:
•Net sales for the first six months of 2021 were $284 million, down 8.3% versus $309 million in the prior year period primarily due to the impacts of COVID-19.
•Operating income for the first six months of 2021 was $32.7 million compared to $37.3 million in the prior year period.
•AOI for the first six months of 2021 was $33.0 million versus AOI of $47.5 million in the prior year period.

EAAA Results:
•Net sales for the first six months of 2021 were $264 million, up 10.9% versus $238 million in the prior year period primarily due to the recovering commercial market and favorable currency fluctuations.
•Currency fluctuations had an approximately $24 million positive impact on net sales in the first six months of 2021 as compared to the prior year period, primarily due to the strengthening of the Euro, British pound sterling, Chinese Renminbi and Australian dollar against the U.S. dollar.
•Operating income for the first six months of 2021 was $13.3 million compared to an operating loss of $113.4 million in the prior year period. The six-month period of 2020 includes a goodwill and intangible asset impairment charge of $118.6 million.
•AOI for the first six months of 2021 was $18.0 million versus AOI of $9.3 million in the prior year period.

Outlook

There continues to be disruption in the global economy due to COVID-19, and a significant level of uncertainty created by the global pandemic. As the Company continues to monitor this situation, it is anticipating:

•Net sales in the third quarter of 2021 of approximately $310 million to $320 million.
•Adjusted gross profit percentage in the second half of 2021 of approximately 36% to 37%.
•Adjusted SG&A expense for the full year of 2021 of approximately $325 million, with the remaining portion spread fairly evenly across the third and fourth quarters of 2021.
•Interest & Other expense for the full year of 2021 of approximately $31 million.
•The adjusted effective tax rate for the full year of 2021 is anticipated to be approximately 27%.
•Capital expenditures of approximately $30 million for full year of 2021.

Fully diluted share count at the end of the second quarter of 2021 was 59.1 million shares.

Webcast and Conference Call Information

Interface will host a conference call on August 6, 2021, at 8:00 a.m. Eastern Time, to discuss its second quarter 2021 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at:
https://event.on24.com/wcc/r/3193104/FF7BD8018253301748534B57490EAF42, or through the Company's website at: https://investors.interface.com.

The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income ("AOI"), adjusted gross profit, adjusted gross profit margin, adjusted SG&A expenses, organic sales and organic sales growth, net debt, and adjusted EBITDA as additional information regarding its operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and AOI exclude nora purchase accounting amortization, goodwill and intangible asset impairment charges, changes in equity award forfeiture accounting, restructuring charges, asset impairment, and severance and other charges. AOI also excludes an SEC settlement fine. Adjusted EPS and adjusted net income also exclude the loss associated with a warehouse fire and loss on the discontinuance of interest rate swaps. Adjusted gross profit and adjusted gross profit margin exclude nora purchase accounting amortization. Adjusted SG&A expenses exclude changes in equity award forfeiture accounting, restructuring charges, asset impairment, severance, and other charges. Organic sales and organic sales growth exclude the impact of foreign currency fluctuations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, goodwill and intangible asset impairment, restructuring charges, asset impairment, severance and other charges, nora purchase accounting amortization, an SEC settlement fine, and the loss associated with a warehouse fire. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral. Learn more about our carbon negative products at interface.com/carbonnegative.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” "should," "goal," "aim," "objective," “seek,” “project,” “estimate,” “target,” “will” and similar expressions. Forward-looking statements in this press release include, without limitation, any projections we make regarding the Company’s 2021 third quarter and the statements regarding the second half and full year 2021 under “Outlook” above. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including but not limited to the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2021: “The COVID-19 pandemic could have a material adverse effect on our ability to operate, our ability to keep employees safe from the pandemic, our results of operations, financial condition, liquidity, capital investments, our near term and long term ability to stay in compliance with debt covenants under our Syndicated Credit Facility and Senior Notes, our ability to refinance our existing indebtedness, and our ability to obtain financing in capital markets”; "Sales of our principal products have been and may continue to be affected by the COVID-19 pandemic, adverse economic cycles, and effects in the new construction market and renovation market"; "Our earnings could be adversely affected by non-cash adjustments to goodwill, when a test of goodwill assets indicate a material impairment of those assets"; "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations"; "The uncertainty surrounding the implementation and effect of the U.K.’s exit from the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition"; "We have a substantial amount of debt, which could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our debt"; “Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our operations to pay our indebtedness”; “We may incur substantial additional indebtedness, which could further exacerbate the risks associated with our substantial indebtedness"; "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business, or competing on product design"; "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely"; "Large increases in the cost of our raw materials, shipping costs, duties or tariffs could adversely affect us if we are unable to pass these cost increases through to our customers"; "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us"; "If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected"; "The market price of our common stock has been volatile and the value of your investment may decline"; "Changes to our facilities, manufacturing processes, product construction, and product composition could disrupt our operations, increase customer complaints, increase warranty claims, negatively affect our reputation, and have a material adverse effect on our financial condition and results of operations"; "Our business operations could suffer significant losses from natural disasters, catastrophes, fire, pandemics or other unexpected events"; "Disruptions to or failures of our information technology systems could adversely affect our business"; and “We face risks associated with litigation and claims".

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Six Months Ended
(In thousands, except per share data)	7/4/2021	7/5/2020	7/4/2021	7/5/2020

Net Sales	$294,785	$259,504	$548,045	$547,673
Cost of Sales	185,793	162,210	343,015	336,068
Gross Profit	108,992	97,294	205,030	211,605
Selling, General & Administrative Expenses	79,830	80,058	159,132	167,741
Restructuring Charges	(62)	(157)	(192)	(1,275)
Goodwill and Intangible Asset Impairment Charge	—	—	—	121,258
Operating Income (Loss)	29,224	17,393	46,090	(76,119)
Interest Expense	7,289	4,965	14,545	10,595
Other Expense	617	5,139	1,332	6,630
Income (Loss) Before Taxes	21,318	7,289	30,213	(93,344)
Income Tax Expense	5,807	2,580	7,764	4,114
Net Income (Loss)	$15,511	$4,709	$22,449	$(97,458)

Earnings (Loss) Per Share – Basic	$0.26	$0.08	$0.38	$(1.67)

Earnings (Loss) Per Share – Diluted	$0.26	$0.08	$0.38	$(1.67)

Common Shares Outstanding – Basic	59,041	58,484	58,885	58,466
Common Shares Outstanding – Diluted	59,041	58,484	58,885	58,466

Consolidated Condensed Balance Sheets
(In thousands)	7/4/2021	1/3/2021
Assets
Cash	$102,372	$103,053
Accounts Receivable	146,938	139,869
Inventory	258,215	228,725
Other Current Assets	39,134	23,747
Total Current Assets	546,659	495,394
Property, Plant & Equipment	345,322	359,036
Operating Lease Right-of Use Asset	94,316	98,013
Goodwill and Intangible Assets	240,332	253,536
Other Assets	95,585	100,032
Total Assets	$1,322,214	$1,306,011

Liabilities
Accounts Payable	$82,393	$58,687
Accrued Liabilities	118,900	105,739
Current Portion of Operating Lease Liabilities	13,116	13,555
Current Portion of Long-Term Debt	15,189	15,319
Total Current Liabilities	229,598	193,300
Long-Term Debt	541,395	561,251
Operating Lease Liabilities	83,034	86,468
Other Long-Term Liabilities	132,601	138,454
Total Liabilities	986,628	979,473
Shareholders’ Equity	335,586	326,538
Total Liabilities and Shareholders’ Equity	$1,322,214	$1,306,011

Consolidated Condensed Statements of Cash Flows	Three Months Ended		Six Months Ended
(In thousands)	7/4/2021	7/5/2020	7/4/2021	7/5/2020
OPERATING ACTIVITIES
Adjustments to Reconcile Net Income (Loss) to Cash Provided by Operating Activities:
Net Income/(Loss)	$15,511	$4,709	$22,449	$(97,458)
Depreciation and Amortization	11,736	10,808	23,670	21,748
Stock Compensation Amortization/(Benefit)	1,548	716	2,472	(2,216)
Goodwill and Intangible Asset Impairment Charge	—	—	—	121,258
Amortization of Acquired Intangible Assets	1,441	1,316	2,862	2,631
Deferred Income Taxes and Other Non-Cash Items	827	(1,632)	1,057	(17,364)
Change in Working Capital
Accounts Receivable	(18,610)	9,025	(8,816)	37,660
Inventories	(14,809)	13,722	(33,855)	(8,792)
Prepaid Expenses and Other Current Assets	1,022	8,469	(14,830)	1,005
Accounts Payable and Accrued Expenses	11,597	1,011	40,109	(26,045)
Cash Provided by Operating Activities	10,263	48,144	35,118	32,427
INVESTING ACTIVITIES
Capital Expenditures	(6,898)	(13,461)	(12,112)	(35,665)
Other	—	61	—	(29)
Cash Used in Investing Activities	(6,898)	(13,400)	(12,112)	(35,694)
FINANCING ACTIVITIES
Repayments of long-term debt	(26,557)	(27,904)	(56,796)	(47,779)
Borrowing of long-term debt	20,000	16,000	38,000	70,000
Tax Withholding Payments for Share-Based Compensation	(14)	(144)	(193)	(1,488)
Proceeds from Issuance of Common Stock	—	—	—	93
Debt issuance costs	—	—	(36)	—
Dividends Paid	(1,178)	(4,392)	(1,178)	(4,392)
Finance Lease Payments	(589)	(411)	(1,116)	(810)
Cash Provided by (Used in) Financing Activities	(8,338)	(16,851)	(21,319)	15,624
Net Cash Provided by (Used in) Operating, Investing and Financing Activities	(4,973)	17,893	1,687	12,357
Effect of Exchange Rate Changes on Cash	422	1,300	(2,368)	(1,814)
CASH AND CASH EQUIVALENTS
Net Change During the Period	(4,551)	19,193	(681)	10,543
Balance at Beginning of Period	106,923	72,651	103,053	81,301
Balance at End of Period	$102,372	$91,844	$102,372	$91,844

Segment Results

	Three Months Ended		Six Months Ended
(in thousands)	7/4/21	7/5/20	7/4/21	7/5/20
Net Sales
AMS	$156,665	$151,222	$283,632	$309,313
EAAA	138,120	108,282	264,413	238,360
Consolidated Net Sales	$294,785	$259,504	$548,045	$547,673

Segment AOI
AMS	$21,098	$23,942	$33,011	$47,492
EAAA	9,960	3,530	17,971	9,330
Consolidated AOI	$31,058	$27,472	$50,982	$56,822

* Note: Segment AOI includes allocation of corporate SG&A expenses

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In millions, except per share amounts)

	Second Quarter 2021			Second Quarter 2020				First Six Months 2021			First Six Months 2020
Net Sales as Reported (GAAP)	$294.8			$259.5				$548.0			$547.7
Impact of Changes in Currency	(13.1)							(25.0)
Organic Sales *	$281.7			$259.5				$523.0			$547.7

	Second Quarter 2021							Second Quarter 2020
				Adjustments							Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS
GAAP As Reported	$109.0	$79.8	$29.2			$15.5	$0.26	$97.3	$80.1	$17.4			$4.7	$0.08
Non-GAAP Adjustments
Purchase Accounting Amortization	1.4	—	1.4	1.4	(0.4)	1.0	0.02	1.3	—	1.3	1.3	(0.4)	0.9	0.02
Restructuring, Asset Impairment, Severance and Other Charges	—	(0.5)	0.4	0.4	(0.1)	0.3	0.01	—	(8.9)	8.8	8.8	(1.7)	7.1	0.12
Warehouse Fire Loss	—	—	—	(0.04)	0.01	(0.03)	—	—	—	—	4.2	(1.0)	3.2	0.05
Loss on Discontinuance of Interest Rate Swaps	—	—	—	1.0	(0.2)	0.8	0.01	—	—	—	—	—	—	—
Adjustments Subtotal *	1.4	(0.5)	1.8	2.8	(0.7)	2.1	0.04	1.3	(8.9)	10.1	14.3	(3.1)	11.2	0.19
Adjusted (non-GAAP) *	$110.4	$79.4	$31.1			$17.6	$0.30	$98.6	$71.1	$27.5			$15.9	$0.27

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	First Six Months 2021							First Six Months 2020
				Adjustments							Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income /(Loss)	Diluted EPS
GAAP As Reported	$205.0	$159.1	$46.1			$22.4	$0.38	$211.6	$167.7	$(76.1)			$(97.5)	$(1.67)
Non-GAAP Adjustments
Purchase Accounting Amortization	2.9	—	2.9	2.9	(0.8)	2.0	0.03	2.6	—	2.6	2.6	(0.8)	1.9	0.03
Goodwill and Intangible Asset Impairment	—	—	—	—	—	—	—	—	—	121.3	121.3	(1.5)	119.8	2.05
Restructuring, Asset Impairment, Severance and Other Charges	—	(2.2)	2.0	2.0	(0.4)	1.6	0.03	—	(8.9)	7.7	7.7	(1.5)	6.2	0.11
Change in Equity Award Forfeiture Accounting	—	—	—	—	—	—	—	—	(1.4)	1.4	1.4	(0.3)	1.1	0.02
Warehouse Fire Loss	—	—	—	(0.2)	0.04	(0.1)	—	—	—	—	4.2	(1.0)	3.2	0.06
Loss on Discontinuance of Interest Rate Swaps	—	—	—	2.1	(0.5)	1.6	0.03	—	—	—	—	—	—	—
Adjustments Subtotal *	2.9	(2.2)	4.9	6.8	(1.7)	5.1	0.09	2.6	(10.3)	133.0	137.1	(5.1)	132.1	2.26
Adjusted (non-GAAP) *	$207.9	$156.9	$51.0			$27.6	$0.47	$214.2	$157.4	$56.8			$34.7	$0.59

* Note: Sum of reconciling items may differ from total due to rounding of individual components

Reconciliation of GAAP Operating Income to Adjusted Operating Income ("AOI")
(In millions)

	Second Quarter 2021			First Six Months 2021			First Six Months 2020
	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *
GAAP Operating Income / (Loss)	$21.1	$8.1	$29.2	$32.7	$13.3	$46.1	$37.3	$(113.4)	$(76.1)
Non-GAAP Adjustments
Purchase Accounting Amortization	—	1.4	1.4	—	2.9	2.9	—	2.6	2.6
Goodwill and Intangible Asset Impairment Charge							2.7	118.6	121.3
Impact of Change in Equity Award Forfeiture Accounting							0.8	0.7	1.4
Restructuring, Asset Impairment, Severance and Other Charges	—	0.4	0.4	0.3	1.8	2.0	6.8	0.9	7.6
Adjustments Subtotal *	—	1.8	1.8	0.3	4.6	4.9	10.2	122.7	132.9
AOI *	$21.1	$10.0	$31.1	$33.0	$18.0	$51.0	$47.5	$9.3	$56.8

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	First Quarter 2020			Second Quarter 2020			Third Quarter 2020			Fourth Quarter 2020			Fiscal Year 2020
	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *
GAAP Operating Income	$20.1	$(113.6)	$(93.5)	$17.2	$0.2	$17.4	$14.9	$1.0	$15.9	$21.1	$(0.2)	$20.9	$73.3	$(112.6)	$(39.3)
Non-GAAP Adjustments
Purchase Accounting Amortization	—	1.3	1.3	—	1.3	1.3	—	1.4	1.4	—	1.4	1.4	—	5.5	5.5
Goodwill and Intangible Asset Impairment Charge	2.7	118.6	121.3	—	—	—	—	—	—	—	—	—	2.7	118.6	121.3
Impact of Change in Equity Award Forfeiture Accounting	0.8	0.7	1.4	—	—	—	—	—	—	—	—	—	0.8	0.7	1.4
Restructuring, Asset Impairment, Severance and Other Charges	—	(1.1)	(1.1)	6.8	2.0	8.8	2.7	3.1	5.8	0.2	3.0	3.2	9.7	6.9	16.7
SEC Fine	—	—	—	—	—	—	2.7	2.3	5.0	—	—	—	2.7	2.3	5.0
Adjustments Subtotal *	3.5	119.4	122.9	6.8	3.3	10.1	5.4	6.8	12.2	0.2	4.4	4.6	15.9	133.9	149.8
AOI *	$23.6	$5.8	$29.4	$23.9	$3.5	$27.5	$20.3	$7.8	$28.1	$21.3	$4.2	$25.6	$89.1	$21.4	$110.5

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	Second Quarter 2021	Second Quarter 2020	First Six Months 2021	First Six Months 2020	Fiscal Year 2020
Net Income (Loss) as Reported (GAAP)	$15.5	$4.7	$22.4	$(97.5)	$(71.9)
Income Tax Expense (Benefit)	5.8	2.6	7.8	4.1	(7.5)
Interest Expense (including debt issuance cost amortization)	7.3	5.0	14.5	10.6	29.2
Depreciation and Amortization (excluding debt issuance cost amortization)	11.3	10.4	22.7	20.9	43.8
Stock Compensation Amortization (Benefit)	1.5	0.7	2.5	(2.2)	(0.5)
Purchase Accounting Amortization	1.4	1.3	2.9	2.6	5.5
Goodwill and Intangible Asset Impairment	—	—	—	121.3	121.3
Restructuring, Asset Impairment, Severance and Other Charges	0.4	8.8	2.0	7.6	16.7
Warehouse Fire Loss	—	4.2	(0.2)	4.2	4.2
SEC Fine	—	—		—	5.0
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$43.2	$37.6	$74.7	$71.6	$145.7

	As of 7/4/21
Total Debt	$556.6
Total Cash on Hand	(102.4)
Total Debt, Net of Cash on Hand (Net Debt)	$454.2

	7/4/2021
Total Debt / LTM Net Income (Loss)	11.6x
Net Debt / LTM AEBITDA	3.1x

Note: Sum of reconciling items may differ from total due to rounding of individual components
* Historical AEBITDA figures have been updated to reflect a change in depreciation and amortization values used to calculate AEBITDA.

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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